UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2011

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	001-34734	20-2454942
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 S. PENNSYLVANIA AVE. CUDAHY, WISCONSIN	53110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 615-1500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 23, 2011, James J. Forese retired from service as a director of our company. Mr. Forese resigned in order to increase the proportion of independent directors on our board of directors. Mr. Forese’s resignation was not the result of any disagreement with us on any matter relating to our operations, policies, or practices.

Section 303A of the New York Stock Exchange Listed Company Manual requires that independent directors comprise a majority of the board of a NYSE-listed company within one year of listing in connection with its initial public offering. As a result, we are required to have a majority of independent board members by May 2011. Mr. Forese was not considered independent of our company because of his relationship with affiliates of Thayer | Hidden Creek Partners, which in the aggregate own over 50% of our outstanding stock. In order to prevent our company from incurring the expense involved in recruiting and compensating a new independent director in order to meet NYSE requirements, Mr. Forese graciously offered to retire from service as a director and we accepted his resignation with appreciation for his board service.

Until Mr. Forese’s resignation, our board of directors had been comprised of ten members, five of whom met NYSE independence requirements and five of whom did not. Effective February 23, 2011, our board of directors, in accordance with our bylaws, decreased the size of the board from ten members to nine members. The resignation of Mr. Forese and the reduction in the size of the board provides our board with a majority of independent directors and allows us to comply with NYSE requirements within the time frame permitted thereby.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

Date: March 1, 2011	By:	/s/ Peter R. Armbruster

Peter R. Armbruster Chief Financial Officer